Exhibit 99.1

Duke Energy Carolinas

Updates Regarding the North Carolina Rate Case (Docket E-7 Sub 1214)

Background:

•	On September 30, 2019, Duke Energy Carolinas (DEC) filed a rate case with the North Carolina Utilities Commission (NCUC) to request an approximate overall 6.0% increase in annualized retail revenues, or approximately $291 million:
o	The rate case filing requests an overall rate of return of 7.58% based on approval of a 10.3% return on equity and a 53% equity component of the capital structure
o	The filing is based on a North Carolina retail rate base of $15.5 billion as of June 30, 2019 and adjusted for known and measurable changes through January 2020
o	The filing requests recovery of $193 million of deferred storm costs over 8 years, including costs incurred to rebuild the electric system and restore power after major storms in 2018, including Hurricanes Florence and Michael and Winter Storm Diego
•	On March 25, 2020, Duke Energy Carolinas (DEC) and the Public Staff - North Carolina Utilities Commission (Public Staff) filed an Agreement and Stipulation of Partial Settlement (March 2020 Stipulation) resolving certain issues in the base rate proceeding, the most significant of which would result in the removal of storm costs from the rate case and an agreement to file a petition seeking to securitize the costs within 120 days of an NCUC order in the rate case regarding the reasonableness and prudency of the storm costs
•	On July 27, 2020, DEC and the Public Staff made a filing with the NCUC that, among other notifications, indicated that an agreement in principle had been reached on additional issues related to the base rate proceeding. On July 31, 2020, DEC and the Public Staff filed documents in support of the agreement in principle (Second Partial Stipulation)

Major components of the Second Partial Stipulation:

•	Return on equity of 9.6% based upon a capital structure of 52% equity and 48% debt
•	Public Staff support of deferral treatment for DEC on approximately $0.8 billion of Grid Improvement Plan (GIP) projects including a return; DEC to withdraw request for deferral treatment on the remaining $0.5 billion of GIP projects but retains the right to deploy those projects in a prudent and reasonable fashion
•	Agreement on the inclusion of plant in service and other revenue requirement updates through May 31, 2020, subject to Public Staff review. Annual revenue requirement associated with the May 31 update is estimated at $45 million
•	Unprotected Federal Excess Deferred Income Taxes (EDIT) - unprotected federal EDIT flow back period of 5 years; reserves the ability to reflect a future increase or decrease in the federal tax rate during the 5-year period
•	DEC will make a $5 million shareholder contribution to low income programs over 2 years ($2.5 million per year)
•	Agreement on certain cost allocation and rate design items
•	Interim rates will be filed consistent with the terms of the Second Partial Stipulation agreement. The inclusion of base rate increases in the interim rates allows the company to record the earnings benefits of the settlement agreement in 2020 as if the rates were permanent, while the incorporation of EDIT flowback in the interim rates keeps most customers rates unchanged during the period leading up to an NCUC order in the case.

Key issues on which the parties have not reached a compromise include:

•	Matters related to the recovery of and on coal ash basin expenditures
•	The amount of annual depreciation expense, including accelerated depreciation on certain coal-fired generation plants

Additional Information:

•	The Second Partial Stipulation is subject to the review and approval of the NCUC
•	An evidentiary hearing to review the Stipulation and remaining issues in the case has been rescheduled for August 24, 2020, allowing additional time for Public Staff and other intervenor review of May 2020 updates
•	DEC had originally requested new rates go into effect August 1, 2020.
•	DEC will update the interim rate request to reflect the rates in this partial settlement. DEC anticipates requesting updated interim rates to be effective on or after August 24, 2020.
•	DEC has worked collaboratively with multiple groups to find common ground and reach partial settlement agreements in the rate case, including the Public Staff, CIGFUR, Commercial Group, Harris Teeter, Vote Solar, the North Carolina Sustainable Energy Association (NCSEA), NC Justice Center, NC Housing Coalition, Natural Resources Defense Council (NRDC) and the Southern Alliance for Clean Energy (SACE).